Exhibit 99.1

July 14, 2006
Mr. John Crysler
ACS/Government Healthcare Solutions
9040 Roswell Road, Suite 700
Atlanta, Georgia 30350
RE	Final Termination of NCMMIS+ Agreement
Dear Mr. Crysler:
     Through my letter to you of June 6, 2006, the North Carolina Department of Health and Human Services (“NC DHHS”) notified ACS State Healthcare, LLC (“ACS”) of NC DHHS’ intent to terminate the NCMMIS+ Agreement entered into by and between NC DHHS and ACS on April 8, 2004 (“NCMMIS+ Agreement”). NC DHHS stated that it would terminate the NCMMIS+ Agreement unless ACS timely cured its breach thereof by (1) delivering in final, satisfactory form all contract deliverables then due under the NCMMIS+ Agreement, and (2) filling vacant ACS staff positions and otherwise augmenting ACS staff as required by the NCMMIS+ Agreement and its Corrective Action Plan. The letter established a cure deadline of June 16, 2006, which NC DHHS and ACS subsequently agreed to extend to July 13, 2006.
     ACS has failed to satisfy either of the above requirements for cure by the July 13, 2006 deadline. As a result of this failure and pursuant to Section 3.46.2 of the NCMMIS+ Agreement RFP, NC DHHS hereby gives ACS notice of NC DHHS’ termination of the NCMMIS+ Agreement for default, effective immediately.
     Pursuant to Section 3.46.7 of the NCMMIS+ Agreement RFP, NC DHHS hereby directs ACS to:
(1)	immediately cease all work under the NCMMIS+ Agreement;

(2)	protect and preserve the property related to the NCMMIS+ Contract which is in the possession or control of ACS, and in which the State of North Carolina has or may acquire an interest; and

(3)	await direction from the NCMMIS+ Contract Administrator regarding:
(a)	assignment of terminated, third party orders and subcontracts;

(b)	settlement of outstanding liabilities and claims arising out of termination of third party orders and subcontracts;

(c)	transfer to the State of North Carolina of title and possession with respect to specific contract deliverables; and

(d)	destruction or return of information, data and materials provided to ACS by the State of North Carolina or its incumbent fiscal agent.
     Please be advised that the date of this letter marks the beginning of the one-month period for ACS’ submission of termination claims under Section 3.46.8 of the NCMMIS+ Agreement RFP. All claims shall be offset by the amount of damages and reductions in compensation that have accrued to the benefit of NC DHHS under the NCMMIS+ Agreement.
Sincerely,
Carmen Hooker Odom
cc:	Mart Tanner Joel Mercer